Exhibit 99.1

Victoria D. Harker Joins K12 Inc. Board of Directors

World-class leader and innovator adds finance and IT expertise to K12 Board

HERNDON, Va.--(BUSINESS WIRE)--April 6, 2020--K12 Inc. (NYSE: LRN)—one of the nation’s preeminent tech-enabled education companies and a premier provider of career readiness education services—has announced that Victoria D. Harker has been elected to the company’s Board of Directors. She joined the Board on April 2, 2020.

Ms. Harker has more than three decades of experience in finance management, information technology, and operations. She currently serves as Executive Vice President and Chief Financial Officer for TEGNA Inc., formerly Gannett Co., Inc. She was named Chief Financial Officer of Gannett in July of 2012 and is responsible for TEGNA’s financial functions and operations company-wide, where she has led more than $7 billion in mergers and acquisitions, spin-offs and divestitures over the past 8 years.

Prior to this role, Ms. Harker served as CFO and President of global business services of the AES Corporation: a $12 billion multinational power company where she successfully led the re-engineering of the company’s capital structure through $3 billion in mergers and acquisitions, $1.8 billion in debt refinancing and $300 million in share repurchases, allowing the company to initiate its first-ever dividend in 2011. Previously, Ms. Harker worked for MCI Inc. in a variety of executive roles including Acting Corporate Chief Financial Officer and Chief Financial Officer, Mass Market Division.

“Victoria is a dynamic leader who has played a critical role in managing transactions that have advanced growth and shareholder value,” said Nate Davis, Chief Executive Officer and Chairman of the K12 Inc. Board of Directors. “Her depth of experience in finance, IT, and in streamlining operations coupled with her love for education enhances the skills, mix, and diversity of thought in our Board.”

Ms. Harker has a deep understanding of the field of education. She has served on the University of Virginia Board of Visitors (2012-2016) as Chair of the Finance Committee and as a member of the Executive Committee. During her tenure, she championed the implementation of and investment in the university’s inaugural $2 billion strategic investment fund, targeted to fund advancement within access and diversity to low-income and first-generation students through academic, financial and health support. She remains committed to higher education through her board roles on UVA’s Frank Batten School of Leadership and Public Policy and UVA’s Health System Operating Board.

Ms. Harker was also appointed to the State Council of Higher Education for Virginia (SCHEV) by Governor Ralph Northam in 2019, where she is Vice Chair of the Resource Allocation and Assessment Committee as well as a member of the Virginia Business Higher Education Council.

“K12 is taking a leadership role in career readiness education. The company’s approach in this space is addressing our country’s worker shortage—an issue that will cost the economy more than $1 trillion over the next ten years,” Ms. Harker said. “I am proud to be joining the company’s Board of Directors during this exciting time as we work together to help students of every age reach their full potential.”

Ms. Harker chairs the Compensation Committee of the Board of Directors of Huntington Ingalls Industries, and serves on the Finance Committee as well. She also serves as Chair of the Audit Committee and is a member of the Nomination and Governance Committee of the Board of Directors of Xylem, Inc. (formally ITT).

She earned her bachelor’s degree from the University of Virginia and a Master of Business Administration from American University.

About K12

K12 Inc. (NYSE: LRN) helps students of all ages reach their full potential through inspired teaching and personalized learning. The company provides innovative, high-quality online and blended education solutions, curriculum, and programs to students, schools and enterprises in primary, secondary and post-secondary settings. K12 is a premier provider of career readiness education services and a leader in skills training, technology staffing and talent development. The company provides programs which combine traditional high school academics with career technical education through its Destinations Career Academies. Adult learning is delivered through K12’s subsidiary, Galvanize, a leader in developing capabilities for individuals and corporations in technical fields such as software engineering and data science. K12 has delivered millions of courses over the past decade and serves students in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology in daily life and the pace of change in education. More information can be found at K12.com, destinationsacademy.com, jobshadowweek.com, and galvanize.com.

Contacts

Mike Kraft, 571-353-7778
SVP Corporate Communications
mkraft@k12.com